EXHIBIT 10.69

                              EMPLOYMENT AGREEMENT
                              --------------------


     This Employment Agreement (the "Agreement") is made effective the 28 day of February, 2003 by and between Advanced Nutraceuticals, Inc. a Texas corporation (the "Company") and Jeffrey G. McGonegal ("McGonegal").

     In consideration of the mutual covenants, promises and agreements herein contained, the Company and McGonegal hereby covenant, promise and agree to and with each other as follows:

     1. Employment. The Company shall employ McGonegal and McGonegal shall be employed by the Company upon the terms and conditions set forth in this Agreement.

     2. Positions and Duties of Employment. McGonegal shall be required to devote his best efforts to the furtherance of his managerial duties with the Company as the Company's Senior Vice President - Finance and Chief Financial Officer. McGonegal agrees to devote such time to the business of the Company as is necessary to competently perform his duties for the Company. While serving in these corporate capacities, McGonegal shall have the responsibilities, duties, obligations, rights, benefits and requisite authority as is customary for his positions and as may be determined by the Company's President and as set forth in the Bylaws of the Company.

     McGonegal understands that his employment as Senior Vice President - Finance and Chief Financial Officer involves a high degree of trust and confidence, that he is employed for the purpose of maintaining and furthering the Company's financial reporting processes and SEC compliance and improving the Company's operations and profitability, and that in executing this Agreement he undertakes obligations set forth herein to accomplish such objectives. McGonegal agrees that he shall serve the Company fully, diligently and competently, and to the best of his ability. McGonegal certifies that he fully understands his right to discuss this Agreement with his private attorney, that to the extent, if any, he desires, he has availed herself of this right, that he has carefully read and fully understands this entire Agreement, and that he is voluntarily entering into this Agreement.

     3. Term. Except as otherwise provided in this Agreement, the term of this Agreement (the "Term") shall be for a period of two years commencing on the effective date of this Agreement and shall terminate two years thereafter. Should McGonegal's employment be continued by the Company, by mutual informal agreement among the parties, following the termination date of this Agreement, the provisions of this Agreement, exclusive of this Section 3, shall remain as binding between the parties until the employment is terminated, or until the parties agree to revised employment terms.

     4. Compensation. McGonegal shall receive the following as compensation:

     (a) McGonegal shall receive a base salary at an annual rate of $150,000 for his employment by the Company pursuant to this Agreement, payable in accordance with the Company's customary payroll practices.

     (b) In addition to his base salary, McGonegal shall be entitled to a performance bonus at the discretion of the Board.

     (c) The Company shall provide McGonegal with participation in any group plans or agreements maintained by the Company relating to health insurance or other related benefits in accordance with their respective terms.

     (d) McGonegal shall be entitled to leaves for vacations for periods reasonably determined by the Company. In addition, McGonegal shall be entitled to reasonable absences for attendance at business seminars and conventions.

     (e) Any payment which the Company shall make to McGonegal pursuant to this Agreement shall be reduced by standard withholding and other authorized deductions.

     (f) During the term of his employment, McGonegal shall be reimbursed for reasonable expenses incurred by his for the benefit of the Company. Any direct payment or reimbursement of expenses shall be made only upon presentation of an itemized accounting conforming in form and content to standards prescribed by the Internal Revenue Service relative to the substantiation of the deductibility of business expenses.

     5. Life Insurance. The Company may, but shall not be obligated to, apply for and procure as owner and for its own benefit or the benefit of any lender of the Company, insurance on McGonegal's life, in any amount and form or forms that the Company may choose. McGonegal shall, at the Company's request, submit to all medical examinations, supply all information and execute all documents required by the insurance company or companies to whom the Company has applied for the insurance.

     6. Corporate Data and Antisolicitation. Upon the termination of McGonegal's employment under this Agreement for any reason, McGonegal shall return to the Company all data and information, whether written, computer, magnetic, electronic or in any other physical or tangible form, relating to the business of the Company or any of its affiliates that McGonegal obtained during the time of his employment. During the term of this Agreement or for a period of one year thereafter, McGonegal shall neither disclose to any other person or entity, nor use for his own personal benefit, any information obtained during his employment by the Company that is not otherwise publicly known, relating to the financial affairs or the business operations of the Company or any of its subsidiaries or affiliates. During the term of this Agreement or for a period of one year thereafter, McGonegal will not influence or attempt to influence any of the Company's present or future subsidiaries or affiliates, either directly or indirectly, to divert their business to any individual, partnership, firm, corporation or other entity then in competition with the business of the Company or any subsidiary or affiliate of the Company, nor will he solicit any of the Company's employees who earned annually $25,000 or more as a Company employee during the last six months of his or his own employment to work for any individual, partnership, firm, corporation or other entity then in competition with the business of the Company or any subsidiary or affiliate of the Company.

     7. Termination.

     (a) The Company shall have the right at any time to terminate McGonegal's employment under this Agreement without further liability or obligation pursuant to this Agreement upon the occurrence of any of the following events:

     (i)  By mutual written agreement, signed by both parties; or

     (ii) The death of McGonegal; or

     (iii) If the Company determines in good faith that the Disability of McGonegal has occurred (pursuant to the definition of Disability set forth below), it may give to McGonegal written notice in accordance with Section 13 of its intention to terminate McGonegal's employment. In such event, McGonegal's employment with the Company shall terminate effective upon receipt of such notice by McGonegal, provided that, upon receipt, McGonegal shall not have returned to full-time performance of his duties. For purposes of this Agreement, "Disability" shall mean a physical or mental impairment which substantially limits a major life activity of McGonegal which renders McGonegal unable to perform the essential functions of his position, even with reasonable accommodation which does not impose an undue hardship on the Company. The Company reserves the right, in good faith, to make the determination of Disability under this Agreement based upon information supplied by McGonegal and/or his medical personnel as well as information from medical personnel (or others) selected by the Company or its insurers; or

     (iv) McGonegal is convicted of any crime constituting a felony under the law of the United States or any State; or

     (v) A "Material Breach" of this Agreement as determined by the Board. The exercise of the right of the Company to terminate this Agreement shall not abrogate the rights and remedies of the Company in respect of the breach-giving rise to such termination. For purposes of this subsection, "Material Breach" shall mean that the Company, acting in good faith based upon the information then known to the Company, determines that McGonegal has engaged or committed: willful misconduct; gross negligence; theft, fraud or other illegal conduct; refusal or unwillingness to perform his duties; sexual harassment; violation of any fiduciary duties; violation of any duty of loyalty; or a material breach of any term of this Agreement. The "Material Breach" shall be specified in a notice of termination to be delivered by the Company no later than the date as of which the termination is effective.

     (b) If McGonegal's employment is terminated by the Company for any reason other than those set forth in sections 7(a)(iv) through 7(a)(v) above, then the Company shall pay "Termination Pay" to McGonegal in full settlement of any and all claims of McGonegal arising out of or in connection with his employment by the Company which shall be evidenced by a general release and waiver of claims against the Company and its affiliates in a form reasonably acceptable to the Company executed by McGonegal. The "Termination Pay" shall consist of six months' salary, which shall be paid in six equal monthly installments, commencing on the first day of the month after the month in which termination occurred and continuing on the first day of each month thereafter until all six installments have been paid. Such payments shall be made in accordance with the Company's customary payroll practices and shall be subject to applicable withholding and payroll deductions.

     (c) If during the term of this Agreement, the Company effects a merger or acquisition in which it is not the surviving entity or is a party to a stock exchange or other form of corporate reorganization in which it becomes a wholly-owned subsidiary of another entity (unless such entity is a holding company and the shareholders of the Company have approved the reorganization) and McGonegal's employment is thereafter terminated by the Company notwithstanding that no "Material Breach" has occurred, then McGonegal shall be entitled to "Termination Pay."

     (d) For purposes of this Section 7, voluntary termination of employment by McGonegal as a result of a material change by the Company in McGonegal's job responsibilities shall be deemed to be termination by the Company without a "Material Breach" and McGonegal shall be entitled to "Termination Pay".

     (e) McGonegal shall have the right to terminate this Agreement in the event of a default by the Company of any material provision of this Agreement but only if McGonegal shall have first given written notice of the default to the Company and if within thirty days after receipt of that notice the Company has not cured that default. Upon termination neither McGonegal nor the Company shall have any further obligations under any of the provisions of this Agreement except that McGonegal shall be entitled to "Termination Pay".

     (f) If during the term of this Agreement, McGonegal shall be entitled to "Termination Pay" under any of the above Section 7, provisions, then McGonegal shall also granted an immediate vesting of any granted but not yet vested, stock options under any of the Company's currently existing or here-after approved stock option plans. McGonegal shall have the right to waive this vesting grant, but only at his option and only in writing. The period for termination of any rights to exercise any such stock options held by McGonegal, which would otherwise lapse under the terms of such plans, with termination of employment, shall not commence until the Company has given McGonegal notice of his rights under this Section 7 (f).

     (g) McGonegal agrees that the payments contemplated by this Agreement shall constitute the exclusive and sole remedy for any termination of his employment and McGonegal covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment.

     8. Remedies. If there is a breach or threatened breach of the provisions of
Section 2 or 6 of this Agreement, the Company shall be entitled to an injunction restraining McGonegal from such breach. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies for such breach or threatened breach.

     9. Severability. It is the clear intention of the parties to this Agreement that no term, provision or clause of this Agreement shall be deemed to be invalid, illegal or unenforceable in any respect, unless such term, provision or clause cannot be otherwise construed, interpreted, or modified to give effect to the intent of the parties and to be valid, legal or enforceable. In the event that such a term, provision, or clause cannot be so construed, interpreted or modified, the validity, legality and enforceability of the remaining provisions contained herein and other application(s) thereof shall not in any way be affected or impaired thereby and shall remain in full force and effect.

     10. Waiver of Breach. The waiver by the Company or McGonegal of the breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by that party.

     11. Entire Agreement. This document contains the entire agreement between the parties, supersedes all prior oral agreements, if any, and may not be changed orally, but only by agreement in writing signed by the parties.

     12. Governing Law. This Agreement, its validity, interpretation and enforcement, shall be governed by the laws of the State of Texas.

     13. Notices. Any notice pursuant to this Agreement shall be validly given or served if that notice is made in writing and delivered personally or sent by certified mail, return receipt requested, postage prepaid, to the following addresses:

         If to Company:             Advanced Nutraceuticals, Inc.
                                    106 South University Avenue, Unit 14
                                    Denver, CO 80209

         With a copy to:            Bactolac Pharmaceutical, Inc.
                                    7 Oser Avenue
                                    Hauppauge, NY 11788-3808

         If to McGonegal:           1905 W. Valley Vista Drive
                                    Castle Rock, CO  80109

All notices so given shall be deemed effective upon receipt. Either party, by notice so given, may change the address to which his or its future notices shall be sent.

     14. Assignment and Binding Effect.

     (a) This Agreement shall be binding upon McGonegal and the Company and shall benefit the Company and its successors and assigns.

     (b) This Agreement shall not be assignable by McGonegal.

     15. Headings. The headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed the day and year first above written.

                                            Advanced Nutraceuticals, Inc.


                                         By:__________________________________
                                                Authorized Officer
                                            __________________________________
                                             Name Printed         Title


                                            __________________________________
                                            Jeffrey G. McGonegal, Individually